EXHIBIT 99.1

CONTACT:	-OR-	INVESTOR RELATIONS:
Prospect Medical Holdings, Inc.		The Equity Group Inc.
Linda Hodges, Vice President		Devin Sullivan
(714) 796-4271		(212) 836-9608
Linda.hodges@prospectmedical.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

PROSPECT MEDICAL HOLDINGS

ANNOUNCES PROPOSED OFFERING OF SENIOR SECURED NOTES

Los Angeles, CA — July 8, 2009 — Prospect Medical Holdings, Inc. (NYSE Amex: PZZ) (“Prospect” or the “Company”), which owns and operates five hospitals and manages the medical care of HMO enrollees in Southern California, today announced that it intends, subject to market and other conditions, to offer senior secured notes due 2014 (the “notes”), the net proceeds of which, together with cash on hand, will be used to repay the amount outstanding under its existing senior secured credit facility and to terminate its interest rate swap agreements.

The notes will only be offered to qualified institutional buyers pursuant to the requirements of Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in accordance with Regulation S under the Securities Act.  The notes will not be registered under the Securities Act.  Therefore, unless they are subsequently registered, they may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.  This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of the notes in any state in which an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT PROSPECT MEDICAL HOLDINGS

Prospect operates five hospitals in the greater Los Angeles area and manages the medical care of approximately 183,200 individuals enrolled in HMO plans in Southern California, through a network of approximately 13,900 specialist and primary care physicians.

This press release contains forward-looking statements.  Additional written or oral forward-looking statements may be made by Prospect from time to time, in filings with the Securities and Exchange Commission, or otherwise.  Statements contained herein that are not historical facts are forward-looking statements.  Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results, involve risks and uncertainties which may affect the Company’s business and prospects, including those outlined in Prospect’s Form 10-K filed on December 29, 2008, as well as risks and uncertainties arising from Prospect’s acquisition of Alta Hospitals System, LLC and ProMed Health Services Company and its affiliates, and the debt incurred by Prospect in connection with those acquisitions.  Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

### #### ###